                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 6, 2002



                                 USA INTERACTIVE
               (Exact name of Registrant as specified in charter)



         Delaware                      0-20570                  59-2712887
(State or other jurisdiction      (Commission File            (IRS Employer
    of incorporation)                  Number)               Identification No.)



                    152 West 57th Street, New York, NY 10019
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (212) 314-7300

ITEM 5.           OTHER EVENTS AND REGULATION FD DISCLOSURE

         In connection with the formation of Vivendi Universal Entertainment LLLP ("VUE"), USA Interactive ("USA") and various of its affiliates entered into an amended and restated limited liability limited partnership agreement (the "Partnership Agreement"), dated as of May 7, 2002, with various affiliates of Vivendi Universal, S.A. as well as Mr. Diller. Pursuant to the Partnership Agreement, VUE "shall, as soon as practicable after the close of each taxable year, make cash distributions" to each partner, including USA and its affiliates, with respect to taxable income of VUE allocated to the partner for the taxable year. Also pursuant to the Partnership Agreement, taxable income of the partnership is to be allocated to USA and its affiliates in a specified order, including amounts corresponding to the cash and pay-in-kind distributions on USA's preferred interests in VUE (which represent a 5% annual return on those interests) (the "Preferred Return"). The actual amount of cash distributions with respect to taxable income on the Preferred Return would depend on several factors, including the amount of VUE's earnings and federal, state and local income tax rates. Assuming sufficient VUE earnings in each of the next 20 years and a discount rate of 7%, such cash distributions could have a present value to USA of up to approximately $620 million.

         Vivendi has advised USA that it does not believe that VUE is obligated under the Partnership Agreement to make these payments in respect of taxable income allocated to USA and its affiliates with respect to the Preferred Return.

         USA has advised Vivendi that the contract language is entirely clear on this point and, in fact, was the subject of negotiation between the parties. Moreover, the document language and all revisions were at all times drafted and controlled by Vivendi. USA has asked VUE and Vivendi to acknowledge the obligations expressly set forth in the agreement. Vivendi has stated that it will investigate the matter further and then respond to USA. To date, there has been no such response, and the disagreement remains unresolved.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      USA INTERACTIVE


                                      By: /s/  DARA KHOSROWSHAHI
                                          ----------------------------------
                                      Name:  Dara Khosrowshahi
                                      Title: Executive Vice President and
                                             Chief Financial Officer

Date: December 6, 2002



                                       3